EXHIBIT 16.1

                        ASSET PURCHASE AND SALE AGREEMENT

         THIS ASSET PURCHASE AND SALE AGREEMENT ("Agreement") made this 11th day of September, 2003, by and between BIO-ONE CORPORATION, a corporation organized and existing under the laws of Nevada with offices at 1630 Winter Springs Boulevard, Winter Springs, Florida 32708, 32708 ("Bio-One"), PNLABS, INC. a corporation organized and existing under the laws of Nevada and a wholly owned subsidiary of Bio-One (the "Purchaser"), and PHYSICIANS NUTRACEUTICAL LABORATORIES, INC., a corporation organized and existing under the laws of Florida with offices at 321 Northlake Boulevard, Suite 110, North Palm Beach, Florida 33408 ("Seller").

                              W I T N E S S E T H:

         WHEREAS, Seller is willing to sell to Purchaser and Purchaser is willing to buy from Seller, upon the terms and conditions hereinafter set forth, all right, title and interest of the Seller in and to its Assets (as hereinafter defined) (such business is hereinafter collectively called the "Seller's Business"), as more fully set forth in this Agreement.

         NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1.   DEFINED TERMS

         1.1 "DEFINED TERMS" Where used herein or in any amendments hereto, the following terms shall have the following meanings except as defined otherwise in this Agreement.

         1.2 "ASSETS" means those assets to be conveyed hereunder as more fully set forth in the attached Schedule A.

         1.3 "BUSINESS" means the business operations presently and heretofore carried on by Seller at its current place of business located at 321 Northlake Boulevard, Suite 110, North Palm Beach, Florida 33408.

         1.4 "BUSINESS DAY" means any day except Saturday, Sunday, or any statutory holiday in the State of Florida.

         1.5 "CLOSING DATE" means the 11th day of September, 2003 or such other date as may be mutually agreed upon in writing by the parties hereto.

         1.6 "PURCHASE DOCUMENTS" means this Agreement and all other agreements, documents or instruments to be executed in connection with this Agreement.

         2.   PURCHASE OF ASSETS AND PURCHASE PRICE

         2.1. Assets. Upon the terms and subject to the conditions provided in this Agreement, Seller shall, at the Closing and as of the Closing Date (as said terms are hereinafter defined), convey, sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase from Seller, all of Seller's right, title and interest in and to the Products and certain of Seller's assets used in the conduct of Seller's Business, whether constituting real or personal, tangible or intangible personal property, and whether or not in the possession or control of Seller, (hereinafter collectively referred to as the "Assets") including, but without limitation, all of the Assets shown on the Seller's Balance Sheet attached hereto as Schedule A. All Assets are to be in good working condition and the inventory of product in good and saleable condition.

         2.2 Liabilities. The Purchaser shall assume no liabilities or other obligations, commercial or otherwise, of Seller, known or unknown, fixed or contingent, choate or inchoate, liquidated or unliquidated, secured or unsecured or otherwise, except for any taxes that may become due on or about the time of Closing, but not to exceed $1,000.

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         A.   Without in any way limiting the generality of the foregoing,
Purchaser shall not assume any obligation or liability of Seller with respect to the following (i) any transaction involving Seller occurring after the Closing Date; (ii) any liability of Seller for federal, state or local taxes, fees, assessments or other similar charges (including without limitation income taxes, real estate taxes, payroll taxes and sales taxes); (iii) any liability for services performed by Seller on or prior to the Closing Date; (iv) any responsibility of Seller with respect to salary, wages, vacation pay, savings plans, severance pay, deferred compensation, or other obligations for the benefit of any employee of Seller, including pension benefits accrued (vested or unvested), or arising out of their employment through the Closing Date for which Seller shall be liable; (v) any liability or obligation incurred in connection with or related to the transfer of the Assets pursuant hereto including, but not limited to sales taxes, transfer taxes or stamp taxes; (vi) any liability of any kind whatsoever resulting from the failure of Seller to comply with the requirements of all applicable building, fire, zoning and environmental laws, laws relating to occupational health and safety and other laws applicable to Seller or the conduct of its business; (vii) any liability under any Assumed Contract to the extent such liability arises out of Seller's failure to perform its obligations thereunder to the extent performance is due on or prior to the Closing Date; (viii) any liability of Seller to Seller's stockholders or their relatives or friends; (ix) any indebtedness of Seller to any banks or other lending institutions; (x) liabilities in respect of any pension, profit sharing or other employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) of Seller.

         2.3 Purchase Price. Purchaser shall pay to Seller for the Assets a purchase price (the "Purchase Price") of Five Percent (5%) Royalty on all monthly sales (less sales tax and returns) of PNLabs, Inc. during the ensuing 5 years. This shall be paid monthly in cash. Within five (5) days after the end of each calendar month after the Closing Date, the Purchaser shall pay to the Seller a royalty of five percent (5%) of the sales in the immediately preceding calendar month (such payments are hereinafter collectively referred to as the "Royalty Payments"). Within five (5) days after the end of each calendar month after the Closing Date, the Purchaser shall render to the Seller a written statement, on the amount of Royalty Payment due hereunder and shall set forth
(i) the Purchaser's sales of products during the immediately preceding calendar month; (ii) the calculation of sales during such calendar month; and (iii) a calculation of the Royalty Payment due hereunder. Such statement shall be accompanied by a check in the full amount of such Royalty Payment. This Royalty Payment would survive any future sale of PNLabs, Inc. to a third party prior to the expiration of the five (5) year obligation.

         A. Purchase Price Adjustment. The Purchase Price shall be decreased by the amount, if any, that the "Net Asset Amount" as stated in the July 31, 2003 Balance Sheet is less than $106,000.00 (the "Purchase Price Adjustment"). Any Purchase Price Adjustment shall be applied to the next available Royalty Payment as described in Paragraph 2.3 on a dollar for dollar basis.

         B. Purchaser's Obligations. At the Closing, Purchaser shall provide payment of $50,000 cash for working capital. In addition, Purchaser shall provide $1,400,000 for agreed upon marketing programs ("Marketing Program Investment") All cash payments will be deposited into the newly formed entity PNLabs, Inc., which in turn, will disburse funds as per this Agreement. The terms of the Marketing Program Investment would be in the form of a guaranteed $50,000 per month during September, October, November and December 2003.

         In the event that Purchaser defaults on any of the payments in 2003, the Assets shall revert back to the Seller and the Agreement shall be terminated.

         During 2004 the payments would increase to $100,000 per month for 12 months. The Marketing Program Investment Criteria for 2004 would be based upon PNLabs, Inc. having achieved its 2003 sales and EBITDA Business Plan goals. Each 60 days during 2004 the PNLabs, Inc. performance would be compared to its sales and EBITDA Business Plan goals and the $100,000 investment per month would continue for so long as PNLabs, Inc. achieved its 2004 sales and EBITDA Business Plan goals. If PNLabs, Inc. is not achieving its sales and EBITDA Business Plan goals then Purchaser may, in its sole discretion, elect to reduce or discontinue the Marketing Program Investment. PNLabs, Inc. will act in good faith to use reasonable commercial effort to market its products and optimize sales and EBITDA. A copy of the projected sales and EBITDA is attached as Schedule B.

         2.4. Allocation of the Purchase Price. The Purchase Price shall be allocated amongst the Assets as provided in Schedule A attached hereto, and each party shall file in a manner consistent therewith (i) the reports required under
Section 1060 of the Internal Revenue Code of 1986, as amended, and (ii) their respective Federal, state and local tax returns.

         3.   DOCUMENTS TO BE DELIVERED AT CLOSING

         3.1. At the Closing:

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

         A. Seller shall execute and deliver to Purchaser a Bill of Sale fully executed and in the form of Schedule C attached hereto, conveying, selling, transferring and assigning to Purchaser all of the Assets free and clear of any and all defects, liens, encumbrances, charges and equities whatsoever.

         B. Seller shall execute or endorse and deliver to Purchaser other duly executed separate instruments of sale, assignment or transfer, including, but not limited to assignments of contract rights or leases in form suitable, where appropriate, for filing or recording with the appropriate office or agency for various items of the Assets or other rights of Seller to be conveyed hereunder, where, in Purchaser's reasonable judgment, the same are necessary or desirable in order to vest or evidence title hereto in Purchaser.

         C. Purchaser shall pay the Purchase Price for the Assets in accordance with the terms of Section 2 hereof.

         D. Seller shall deliver to Purchaser copies, certified by the Secretary of Seller, of (i) certificates of good standing in the jurisdiction of the Seller's incorporation and in each other jurisdiction in which the Seller is doing or transacting business, and (ii) the written approval of the Board of Directors certifying that a majority of the stockholders of Seller have authorized this Agreement and the other agreements and instruments to be delivered pursuant thereto and the transactions contemplated hereby and thereby.

         E. Purchaser shall deliver to Seller copies, certified by the Secretary of Purchaser, of (i) certificates of good standing in the jurisdiction of the Purchaser's incorporation and in each other jurisdiction in which the Purchaser is doing or transacting business, and (ii) the written approval of the Board of Directors of Purchaser authorizing this Agreement and the other agreements and instruments to be delivered pursuant thereto and the transactions contemplated hereby and thereby.

         F. Seller shall deliver to the Purchaser all books and records of the Seller relating to the Seller's Business, the Customers and the Assets.

         G. Seller shall deliver to the Purchaser all necessary consents of third parties to the execution and delivery of this Agreement and the consummation of the transactions contemplated including, without limitation, the written consent of the Landlord for the assignment of the Seller's leasehold obligation at its Business location.

         4. CLOSNG. The Closing of the transactions contemplated by this Agreement, and all deliveries to be made at such time in connection therewith shall take place at the office of the Seller, such Closing to take place by delivery of executed counterparts of this Agreement and all other documents, instruments and certificates required to be delivered by Seller or Purchaser at the Closing (Said Closing and said date thereof, herein referred to as the "Closing" and the "Closing Date", respectively). The effective date of this Agreement shall be the date of execution by the last signatory to this Agreement.

         5.   REPRESENTATIONS AND WARRANTIES BY SELLER.

         5.1. Seller represents and warrants to Purchaser as follows:

         A. Seller is a corporation duly organized and validly existing under the laws of the State of Florida. Seller has full power and authority to own the Assets and conduct its business and that the Assets are owned free and clear of all liabilities of any kind or nature without any liens or encumbrances.

         B. The execution, delivery and performance of the Purchase Documents by Seller, and the consummation of the transactions contemplated hereby, will not with or without the giving of notice or the lapse of time or both:

              (i) violate any provision of law, statute, rule or regulation to which Seller is subject,

              (ii) violate any judgment, order, writ or decree to which Seller is a party or by which it is or may be bound; or

              (iii) to the knowledge of Seller, result in the breach of or conflict with any term, covenant, condition or provision of, or result in the modification or termination of, or constitute a default under or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the Assets being purchased hereunder, under the corporate charter or by-laws or any other agreement, understanding or instrument to which Seller is a party or by which it is or may be bound or affected.

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

         C. All necessary corporate action has been taken by Seller to authorize the execution, delivery and performance of the Purchase Documents. The Purchase Documents have been duly and validly authorized, executed and delivered by Seller and constitute the valid and binding obligation of Seller enforceable against it in accordance with their respective terms.

         D. All consents and approval required for transferring the Assets to Purchaser hereunder and for assigning the agreements, including without limitation all amendments, modifications, and supplements, whether written or oral ("Agreements") and for performing Seller's obligations under the Purchase Documents have been obtained or will be obtained. No consent of any court, governmental agency or other public authority is required as a condition to the enforceability of the Purchase Documents.

         E. Seller has good and merchantable title to all Assets and acknowledges that the Assets being transferred per Schedule "A" are not encumbered by any liens or the subject matter of any known or anticipated litigation.

         F. To the best of its knowledge Seller has conducted its business in compliance with all applicable federal, state and local laws, regulations and ordinances.

         G. Seller has not received any notice that it is infringing upon the research, development, processes, methods, techniques, inventions, know how patents, patent rights, trade name, trademarks and service marks of any other party.

         H. Seller has paid all personal and intangible property taxes due as a result of the ownership of the assets and there are no amounts due and owing for personal property or intangible property taxes.

         I. There is (and has not been since its inception) no claim, litigation, action, suit or proceeding, administrative or judicial, pending or threatened against or affecting Seller, or involving any of the Assets, at law or in equity or before any foreign, federal, state, local or other governmental authority, including, without limitation, any claim, proceeding, or litigation for the purpose of enjoining or preventing the consummation of this Agreement, or the transactions contemplated hereby, or otherwise claiming this Agreement, or any of the transactions contemplated hereby or the consummation thereof, is illegal or otherwise improper, nor to Seller's knowledge is there any basis upon which any such claim, litigation, action, suit or proceeding could be brought or initiated. Seller is not (and has not been within the past three years) subject to or in default under any judgment, order, writ, injunction or decree of any court or any governmental authority, and no replevins, attachments, or executions have been issued or are now in force against Seller, except for the settlement agreement with UPS. No petition in bankruptcy or receivership has ever been filed by or against Seller.

         6.   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         6.1  Purchaser hereby represents and warrants to Seller as follows:

         A. Purchaser is a corporation duly organized and validly existing under the laws of the State of Nevada has full power and authority to own its property and conduct its business.

         B. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not with or without the giving of notice or the lapse of time or both:

              (i) violate any provision of law, statute, rule or regulation to which Purchaser is subject;

              (ii) violate any judgment, order, writ or decree to which Purchaser is a party or by which Purchaser is bound; or

              (iii) result in the modification or termination of, or constitute a default under the corporate charter or by-laws or any other agreement, understanding or instrument to which Purchaser is a party or by which Purchaser is or may be bound or affected.

         C. All necessary corporate action has been taken by Purchaser to authorize the execution, delivery and performance of this Agreement, and the consummation of the transaction contemplated hereby. This Agreement has been duly and validly authorized and is a binding obligation of Purchaser enforceable against it in accordance with its terms.

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

         D. Purchaser has the necessary funds to fulfill its obligations under this Agreement through its parent company, Bio-One Corporation.

         E. There is (and has not been since its inception) no claim, litigation, action, suit or proceeding, administrative or judicial, pending or threatened against or affecting Purchaser, or involving any of the Assets, at law or in equity or before any foreign, federal, state, local or other governmental authority, including, without limitation, any claim, proceeding, or litigation for the purpose of enjoining or preventing the consummation of this Agreement, or the transactions contemplated hereby, or otherwise claiming this Agreement, or any of the transactions contemplated hereby or the consummation thereof, is illegal or otherwise improper, nor to Purchaser's knowledge is there any basis upon which any such claim, litigation, action, suit or proceeding could be brought or initiated. Purchaser is not subject to or in default under any judgment, order, writ, injunction or decree of any court or any governmental authority, and no replevins, attachments, or executions have been issued or are now in force against Purchaser. No petition in bankruptcy or receivership has ever been filed by or against Purchaser.

         7.   CONDITIONS TO THE OBLIGATIONS OF SELLER TO CLOSE

         7.1 All obligations of Seller hereunder are, at the option of Seller, subject to the conditions that, at the Closing Date:

         A. All representations and warranties made in this Agreement by Purchaser shall be true and correct as of the Closing Date in all material respects.

         B. Purchaser shall have tendered the required documents and certificates at the Closing as set forth in Section 3 hereof.

         C. The Purchase Price described in Section 2.3 hereof due at the Closing shall have been paid by Purchaser.

         D. All corporate action necessary to authorize (A) the execution, delivery and performance by Purchaser of this Agreement and any other agreements or instruments contemplated hereby to which Purchaser is a party and (B) the consummation of the transactions and performance of its other obligations contemplated hereby and thereby shall have been duly and validly taken by Purchaser, and the Seller shall have been furnished with copies of all applicable resolutions adopted by the board of directors of Purchaser, certified by the Secretary or Assistant Secretary of Purchaser.

         8.   CONDITIONS TO THE OBLIGATIONS OF PURCHASER TO CLOSE

         8.01 All obligations of Purchaser hereunder are, at the option of Purchaser, subject to the conditions that, at the Closing Date:

         A. All representations and warranties of Seller contained in this Agreement shall be true and correct as of the Closing Date in all material respects.

         B. Seller shall have performed all commitments hereunder up to the Closing Date and shall have tendered the required documents, instruments and certificates as set forth in Section 3 hereof.

         C. No action, suit, proceeding or investigation by or before any court, administrative agency or other governmental authority shall have been instituted or threatened to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which may affect the right of Purchaser to own, operate or control after the Closing Date the Assets and the Seller's Business.

         D. All corporate action, necessary to authorize (A) the execution, delivery and performance by the Seller of this Agreement and any other agreements or instruments contemplated hereby or thereby to which Seller is a party and (B) the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by Seller, and Purchaser shall have been furnished with copies of all applicable resolutions of Seller certified by the Secretary or Assistant Secretary of the Seller.

         E. The Seller shall have obtained the approvals, consents and authorizations of all third parties and/or governmental agencies necessary for the communication of the transactions contemplated hereby in accordance with the requirements of applicable laws and agreements.

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         F.   Leases. Seller shall at its own cost and expense assign the current existing lease to the Purchaser and obtain all required landlord consents. Any costs assessed by the Landlord in the assignment of the leasehold obligation shall be borne by Seller. In the alternative, Purchaser may prior to Closing negotiate a new lease for the premises. In the event that Purchaser is not able to secure a new lease from the Landlord, Purchaser agrees to indemnify and hold Seller harmless as a result of any liability arising following the Closing. Nothing contained herein shall be construed to impose any liability on the Purchaser for any rental obligations accruing prior to Closing.

         G. Employment Agreements. Purchaser shall enter into an employment agreement with Jeff Gill on terms mutually agreeable to the Purchaser and the respective party and the said party shall work on a full time basis and devote his full attention to the business of the Purchaser. A copy of the employment agreement is attached as Schedule D. Purchaser shall enter into employment agreements with the four existing employees of Seller.

         9.   INDEMNIFICATIONS

         9.01 Seller agrees to indemnify and hold harmless Purchaser from:

         A. Any and all damages or deficiencies resulting from any misrepresentation, breach of warranty or non-fulfillment of any covenants on the part of Seller under this Agreement.

         B. Any and all actions, suits, proceedings, demands, assessments, judgments, costs, reasonable attorneys fees, expenses incident to any of the foregoing.

         C. Any and all liabilities as they relate to the personal property being transferred under this Purchase and Sale Agreement which are not specifically set forth.

         9.02 Purchaser agrees to indemnify and hold Seller harmless from:

         A. Any and all damages or deficiencies resulting from any misrepresentation, breach of warranty or non- fulfillment of any covenant on the part of Purchaser under this Agreement

         B. Any and all actions, suits, proceeding, demands, assessments, judgments, costs, reasonable attorney's fees and expenses incident to any of the foregoing.

         9.03 Any party having an indemnification claim hereunder (Indemnitee") shall give the other party ("Indemnitor") prompt notice in writing of any claim by any third party which gives rise to a claim for indemnification hereunder, and of any alleged breach of any of the representations and warranties contained in this Agreement. As to any alleged breach of the representations or warranties, written notice shall contain a statement setting forth the nature of the alleged breach or breaches. The Indemnitor shall have thirty (30) days after the delivery of such notice to cure or contest any such claim by a third party or any such alleged breach or breaches. At its option, to be exercised within thirty (30) days of such notice, the Indemnitor may defend against any such action or proceeding with counsel of its choice, at the Indemnitor's expense, it being understood, however, that the Indemnitor's designation of counsel shall be subject to the approval of the indemnitee, which approval shall not be unreasonably withhold. Additionally, at its own expense the Indemnitee may participate in any such defense with counsel of its choice. As long as the defense is being handled by the Indemnitor, the Indemnitee shall not settle any such claim, action or proceeding without prior written consent of the Indemnitor, except that if the Indemnitee does elect to settle the matter without such consent, the Indemnitor shall be released from the terms of this indemnification. Notwithstanding the foregoing, in the event the Indemnitor elects not to defend any such claim, action, or proceeding, the Indemnitee may do so, in which event the Indemnitor shall continue to indemnify the Indemnitee for any liabilities, losses and damages incurred by the Indemnitee, including any settlement payments and for the reasonable costs and expenses of this counsel.

         9.04 All indemnifications made herein by Purchaser and Seller shall survive the closing of this transaction and shall enure to the benefit of the Purchaser's and Seller's heirs, assigns, agents, principals, members and/or shareholders.

         10.   TERMINATION DEFAULT REMEDIES

         10.01 Termination. If either Purchaser or Seller materially defaults in the due and timely performance of any of its warranties, covenants or agreements or in the event of the failure to satisfy or fulfill any of the conditions, the non-defaulting party may on the Closing Date give notice of termination. The notice shall specify the default or defaults upon which the notice is based. The termination shall be effective ten (10) days after the


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Closing Date, unless the specified default or defaults have been cured on or before the effective date of the termination.

         10.02 Default; Remedies. Notwithstanding Section 10.01, in the event of a default, the non-defaulting party may seek specific performance of this Agreement against the defaulting party from a court of competent jurisdiction, or alternatively, such non-defaulting party may seek damages from the defaulting party.

         10.03 Litigation Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement or to remedy its breach, the prevailing party in such action or proceeding shall be entitled to recover its actual attorney's fees and other costs incurred in the action or proceeding, in addition to such other relief to which it may be entitled.

         11.   MISCELLANEOUS.

         11.01 This Agreement may not be assigned by Purchaser without the prior written consent of Seller whose consent shall not be unreasonably withheld.

         11.02 Survival or Representations. The representations and warranties set forth herein shall survive the execution of this Agreement.

         11.03 Entire Agreement. This Agreement, together with all documents incorporated herein by reference constitutes the complete and exclusive statement of the agreement between the parties hereto and supersedes any and all prior express or implied agreements or understandings between the parties hereto concerning the subject matter hereof. No amendment, waiver or other alteration of this Agreement may be made except by mutual agreement in writing.

         11.04 Governing Law and Disputes. This Agreement shall be in all respects, governed by, construed, and enforced in accordance with the laws of the State of Florida, including all matters of construction, validity and performance. Any action to enforce or interpret the terms of this Agreement shall be instituted and maintained in the state court located in Palm Beach County, Florida. The Seller hereby consents to the jurisdiction of such court and waives any objections to such jurisdiction. In any action or proceeding arising out of this Agreement, the party prevailing in such action shall be entitled to recover its reasonable attorney's fees and costs.

         11.05 Captions. The captions herein are for the convenience of the parties and are not to be constructed as part of the terms of this Agreement.

         11.06 Waiver. Any waiver by either party of any breach of this Agreement shall not be considered a waiver of any subsequent breach.

         11.07 Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and mailed by registered or certified mail, postage prepaid return receipt requested, to the party to whom it is to be given.

         11.08 Severability: If any term or provision of this Agreement is determined to be illegal, unenforceable, or invalid in whole or in part for any reason, such illegal, unenforceable, or invalid provisions or part(s) thereof shall be stricken from this Agreement and such provision shall not affect the legality, enforceability, or validity of the remainder of this section, then the stricken provision shall be replaced, to the extent possible, with a legal, enforceable, and valid provision that is similar in tenor to the stricken provision as is legally possible.

         11.09 Expenses. Each of the parties hereto shall bear its own expenses in connection with the transactions contemplated.

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

         11.10 Finders Fees. Neither Seller nor Purchaser has incurred any liabilities for finders' fees or commission except for the finder's fee that Purchaser intends to pay to Robert Gartzman.

         11.11 Additional Documentation: The parties agree that without the payment of additional consideration, each party will provide the other with such information as may be necessary to carry out the terms and conditions of this Agreement.

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         IN WITNESS WHEREOF, the parties hereto have signed this Agreement under seal on the day and year first above written.

SELLER:

ATTEST:                              PHYSICIANS NUTRACEUTICAL LABORATORIES, INC.


                                     /s/ JEFF GILL
------------------------------       -------------------------------------------
                                     BY: JEFF GILL
                                     ITS: President & CEO


PURCHASER:

ATTEST:                              PNLABS, INC.

                                     /s/ ARMAND DAUPLAISE
------------------------------       -------------------------------------------
                                     BY: ARMAND DAUPLAISE
                                     ITS: Chairman


PURCHASER:

ATTEST:                              BIO-ONE CORPORATION

                                     /s/ ARMAND DAUPLAISE
------------------------------       -------------------------------------------
                                     BY: ARMAND DAUPLAISE
                                     ITS: President & CEO

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                                   SCHEDULE A


                      PHYSICIAN NUTRACEUTICAL LABORATORIES


                    BALANCE SHEET, JUNE 30, 2003 (UNAUDITED)


Cash                                           $       900
Accounts Receivables                                20,758
Inventory                                           59,584
Property and Equipment, Net                         20,709
Other Assets                                         4,202
                                               -----------

Total Assets                                       106,153

Accounts Payables                                  302,885
Other Current Liabilities                            3,966
Notes Payables                                     592,598
Other Long-term Liabilities                        312,000
                                               -----------

Total Liabilities                                1,211,449

Preferred Stock                                        514
Common Stock                                         2,906
Paid in Capital                                  2,775,355
Retained earnings                               (3,692,156)
Net Income                                        (191,915)

Total Capital                                   (1,105,296)

Total Liabilities & Capital                        106,153

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                                   SCHEDULE B


PNLabs. Inc.                                TOTAL 04
2003-2004 Budgets and Projections
Income Statement

SALES                                      $7,641,170
Less Discounts and Returns                     76,412
Net Sales                                  $7,564,758        100.00%

COST OF SALES
Product Costs                              $2,887,351         38.17%
GROSS PROFIT                               $4,677,407         61.83%

Shipping                                   $  458,470          6.06%

GROSS PROFIT AFTER FREIGHT & SHIPPING      $4,218,937         55.77%

SELLING & MARKETING EXPENSES
Sales Salaries                             $  340,580          4.50%
Sales Payroll Taxes/Payroll Burdens        $   68,116          0.90%
Sales Commissions                          $   44,263          0.59%
Sales Promotions                           $  378,238          5.00%
Sales Telephone Cost                       $   58,325          0.77%
Fulfillment Costs                          $  237,059          3.13%
Email Expense                              $  144,000          1.90%
Infomercial Expense                        $  516,667          6.83%
Radio Expense (Including Prod. Cost)       $  115,000          1.52%
Direct Mail Expense                        $  329,750          4.36%
Physician Network Commission               $   46,200          0.61%
TOTAL SELLING AND MARKETING EXPENSES       $2,288,197         30.25%

GENERAL & ADMINISTRATIVE EXPENSES
Administrative Salaries                    $  354,625          4.69%
Payroll Burdens                            $   70,925          0.94%
Accounting and Audit Expenses              $   35,000          0.46%
Telephone Expenses                         $   12,000          0.16%
Rent                                       $   30,000          0.40%
Equipment Lease                            $   36,300          0.48%
Office Supplies                            $   13,000          0.17%
Product Insurance Expense                  $   50,000          0.66%
Royalty Expense                            $  399,822          5.29%
Postage                                    $    2,400          0.03%
Workers Compensation                       $    5,665          0.07%

TOTAL GENERAL & ADMINISTRATIVE EXPENSE     $1,009,737         13.35%

EBITDA                                     $  921,003         12.17%

                                   SCHEDULE C


                                  BILL OF SALE


         KNOWN ALL MEN BY THESE PRESENTS THAT PHYSICIANS NUTRACEUTICAL LABORATORIES, INC., a Florida corporation having offices located at 321 Northlake Boulevard, Suite 110, North Palm Beach, Florida 33408 ("Seller") for good and valuable consideration, receipt of which is hereby acknowledged, does hereby bargain, sell, grant, convey, transfer, deliver and assign unto PNLABS, INC., a Nevada corporation having offices located at 1630 Winter Springs Boulevard, Winter Springs, Florida 32708 ("Purchaser"), its successors and assigns, all of Seller's right, title and interest in and to the "Assets" more particularly described in that certain Asset Purchase and Sale Agreement dated as of the date hereof between Seller as seller and Purchaser as purchaser ("Purchase Agreement").

         TO HAVE AND TO HOLD the same unto Purchaser, its successors and assigns, forever.

         Seller does hereby warrant, covenant and agree that it:

         (a) has good and marketable title to the Assets hereby sold, assigned, transferred, conveyed and delivered, free and clear of all liens, charges, claims and encumbrances whatsoever; and

         (b) will warrant and defend the sale of said Assets against all and every person or persons whomsoever claiming or to claim against any or all of the same, subject to the terms and provisions of the Purchase Agreement.

         (c) All representations and warranties made in the Purchase Agreement by Seller with respect to the acquired Assets are incorporated herein by reference and shall survive the Closing.

         Seller covenants, from time to time on or after the date hereof, without further consideration and upon the reasonable request of Purchaser to execute and deliver or cause to be executed and delivered, to Purchaser such further instruments of conveyance, transfer and confirmation and to take such other action as Purchaser may reasonably request in order to more effectively convey and transfer the Assets which is the subject of this Bill of Sale to, and vest and confirm such Assets in Purchaser, and to enable Purchaser to realize upon or otherwise enjoy the Assets to the extent heretofore enjoyed by Seller.

         IN WITNESS WHEREOF, Seller has caused this instrument to be duly executed as of the ____ day of September 2003.

PHYSICIANS NUTRACEUTICAL LABORATORIES, INC

By: /s/ Jeff Gill
   ----------------------------------------
ITS:   President

                                   SCHEDULE D


                         EXECUTIVE EMPLOYMENT AGREEMENT


         This Agreement is made and entered into as of September 11, 2003 by and between PNLABS, INC., a Nevada Corporation with its principal office located at 1630 Winter Springs Boulevard, Winter Springs, Florida 32708 ("CORPORATION"), and JEFF GILL, ("EXECUTIVE").



                                    RECITALS

         WHEREAS, the Corporation is engaged in the business of distributing nutritional supplements worldwide; and

         WHEREAS, the Corporation desires to employ the Executive in an executive capacity and the Executive desires to accept such employment, all upon the terms and subject to the conditions set forth in this Agreement; and

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and the monies to be paid hereunder, the parties agree to the following terms and conditions:

         Recitals. The above recitals are true and correct and are incorporated herein by reference.

         1.0 EMPLOYMENT.

                  1.1 Employment and Term. The Corporation hereby employs the Executive, as its President and Chief Executive Officer, and the Executive hereby agrees to such employment, on the terms and conditions described in this Agreement. The Executive is being employed directly by the Corporation as a salaried employee who will be compensated for the services rendered as herein provided.

                  1.2 Duties of Executive. During the term of this Agreement, the Executive shall serve as an executive of the Corporation, shall diligently perform all executive and supervisory services as may be assigned to him by the Corporation's Board of Directors ("Board") and shall exercise such power and authority as may from time to time be delegated to him by the Board. The Executive shall devote his full time and attention to the business and affairs of the Corporation, render such services to the best of his ability, and use his best efforts to promote the interests of the Corporation.

         2.0 COMPENSATION.

                  2.1 Base Salary. The Executive shall receive an initial base salary at the annual rate of one hundred twenty thousand dollars ($120,000.00) (the "Base Salary"), with such Base Salary payable in installments consistent with the Corporation's normal payroll schedule (but not less than twice monthly), subject to the employee's portion of applicable withholding and other taxes. On an annual basis, the Board shall, in its sole discretion, consider increasing the Executive's Base Salary.

                  2.2 Performance Bonus. The Corporation shall pay to the Executive a Performance Bonus as determined by the Board, in its sole discretion. Notwithstanding the prior sentence, the first twelve (12) months Performance Bonus formula shall be as follows:

                           i.) Profit Sharing. The Executive shall participate
in a "profit pool" equal to ten percent (10%) of the Corporation's earnings before income taxes, depreciation and amortization ("EBITDA"). This "Profit pool" shall be allocated fifty percent (50%) to the Executive and fifty percent (50%) to all other entitled Employees of the Corporation, on a rewards basis determined by the Board, in its sole discretion.

                           ii.) Stock Options. After the first twelve (12)
months of employment, the Executive shall be eligible to participate in Bio-One Corporation's Stock Option Plan ("Bio-One Plan"), if and when a Bio-One Plan is established. The yet to be finalized plan would be based upon Bio-One Corporation's goals for revenues and profits as established annually and as agreed upon by Management and the Board of Directors. Based upon the percentage of attainment of each goal, a specific number of shares of common stock Options shall be allocated. The Board of Directors shall set the allocation annually. During the first twelve (12) months the allocation shall be five million (5,000,000) Options available for all employees. Fifty percent (50%) of the options shall be allocated to the Management Team and fifty percent (50%) to all other entitled Employees of the Bio-One Plan. During the first twelve (12) months the sales revenue and profits allocation shall be Two hundred and fifty thousand (250,000) options for each ten million dollars ($10,000,000) of revenue and two hundred and fifty thousand (250,000) options for each one million dollars ($1,000,000) of EBITDA.

                  2.3 Reimbursement of Expenses. During the term of Executive's employment hereunder, upon the submission of proper substantiation by the Executive, and subject to such rules and guidelines as the Corporation may from time to time adopt, the Corporation shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Corporation. The Executive shall account to the Corporation in writing for all expenses for which reimbursement is sought and shall supply to the Corporation copies of all relevant invoices, receipts or other evidence reasonably requested by the Corporation.

                  2.4 Benefits. The Employee shall be entitled to any benefits generally made available to all other executives of the Corporation including without limitation medical, disability and life insurance plans and programs established by the Corporation subject however to any eligibility requirements and other provisions of such plans. The Employee shall also be entitled to receive such fringe benefits as may be generally provided by the Corporation from time to time to its employees, in accordance with the policies of the Corporation in office from time to time.

                  2.5 Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Corporation hereunder to the Executive or the Executive's estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Corporation may reasonably determine it should withhold pursuant to any applicable law or regulation.

         3.0 TERM OF AGREEMENT.

         The Corporation shall employ the Executive, and the Executive accepts such employment, on the terms and subject to the conditions set forth in this Agreement, for an initial one (1) year term commencing on the Effective Date and expiring on the ___ day of September 2004 (the "Initial Term"). The term of this Agreement shall automatically be extended for a period of one (1) year (a "Renewal Term"), unless the Party wishing not to renew this Agreement provides the other Party with written notice of its election not to renew ("Termination Election Notice") on or before the 30th day prior to termination of the Term or earlier terminated in accordance with the provisions of Section 4.0. For purposes of this Agreement, the word "Term" means the Initial Term and all Renewal Terms. All provisions of this Agreement shall remain in effect during the Initial Term and all Renewal Terms.

         4.0 TERMINATION OF EMPLOYMENT.

                  4.1 Resignation by Executive. The Executive shall at all times have the right, upon ninety (90) days written notice to the Corporation, to resign his employment hereunder ("Resignation Notice"). Upon any resignation pursuant to this Section 4.1, the Corporation shall (i) pay to the Executive any unpaid Base Salary through the effective date of the resignation specified in such notice. Upon termination of Executive's, employment, Executive shall be entitled to continue to receive the compensation and benefits as described in
Section 2.1 for a period of one hundred and eighty (180) days following the effective date of such termination, if by Executive, and thirty (30) days if by Corporation "for cause." The Company shall have no further liability hereunder other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 2.3. Notwithstanding this Section 4.1, the Corporation, upon receiving the Executive's Resignation Notice, may accelerate the Executive's resignation date to any date greater than thirty (30) days after receipt of the Resignation Notice.

                  4.2 Termination for Cause. The Corporation shall at all times have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder, for cause. For purposes of this Agreement, the term "cause" shall mean (i) an action or omission of the Executive which constitutes a willful and material breach of this Agreement which is not or cannot be cured within ten (10) days after receipt by the Executive of written notice of same; (ii) dishonesty, fraud, making derogatory statements concerning the Corporation or embezzlement in connection with his services hereunder; (iii) misappropriation of any corporate opportunity or conviction of any crime which involves a felony; (iv) misappropriation of funds for personal gain or in violation of any law, judgment, decree, or order of any governmental authority, or (v) addiction to drugs and/or alcohol determined by diagnosis of a licensed physician who is a specialist in the area of addiction which cannot be cured or otherwise remedied after a good faith attempt at rehabilitation. Any termination for cause shall be made in writing to the Executive, which notice shall set forth the reasons upon which the Corporation is relying for such termination. The Executive shall have the right to address the Board regarding the acts set forth in the notice of termination. Upon any termination pursuant to this
Section 4.2, the Corporation shall pay to the Executive his Base Salary to the date of termination.

         The Corporation shall have no further liability hereunder other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 2.3.

                  4.3 Death. In the event of the death of the Executive during the Term of his employment hereunder, the Corporation shall pay to the estate of the deceased Executive any unpaid Base Salary through the Executive's date of death. The Corporation shall have no further liability hereunder other than for reimbursement for reasonable business expenses incurred prior to the date of the Executive's death.

                  4.4 Survival. The provisions of this Article 4 shall survive the termination of this Agreement, as applicable.

         5.0 RESTRICTIVE COVENANTS.

                  5.1 The Executive hereby agrees that during the term of the Executive's employment by the Corporation, the Executive will not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control, of or be connected with, in any manner, any business of the Corporation established or managed during the term of the Executive's employment by the Corporation, which shall be in competition with any business engaged in by the Corporation as of the termination of the Executive's employment. The Executive agrees that the remedy at law for any breach by the Executive of the foregoing will be inadequate and that the Corporation shall be entitled to injunctive relief. If any provisions of this paragraph shall be held invalid, the Executive agrees that such provisions shall be severed and the balance thereof shall remain valid and enforceable. In the event that a court of competent jurisdiction determines that the scope of business restricted or the time or geographic limitations imposed are too broad to be capable of enforcement, the Executive agrees that such court may ignore such provisions and instead enforce the provisions as to such scope, time and geographical area as the court deems proper.

                  5.2 Nondisclosure. The Executive shall not at any time divulge, communicate, use to the detriment of the Corporation or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Corporation. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Corporation (which shall include, but not be limited to, information concerning the Corporation's financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Corporation that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Corporation with respect to all such information. For purposes of this Agreement, "Confidential Information" means information disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Corporation (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof, and not generally known, about the Corporation or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law.

                  5.3 Covenant not to Disparage. The Employee hereby irrevocably covenants and agrees that during the term of this Agreement and after its termination, he will refrain from making any remarks that could be construed by anyone, under any circumstances, as disparaging, directly or indirectly, specifically, through innuendo or by inference, whether or not true, about the Corporation, its constituent members, or their officers, directors, stockholders, employees, agent or affiliates.

                  5.4 Corporation's Property. All tangible, confidential information, books, records, and accounts relating in any manner to the customers or clients of the Corporation and any other documentation, whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Corporation and shall be returned immediately to the Corporation on termination of the Executive's employment hereunder or on the Corporation's request at any time. Thereafter, Executive shall not reduce to writing or otherwise record any of the proprietary or confidential information disclosed to him during Executive's employment.

                  5.5 Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Section 5 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 5 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

                  5.6 Survival. The provisions of this Section 5 shall survive the termination of this Agreement, as applicable.

         6.0 ARBITRATION.

                  If a dispute arises from or relates to this Agreement or the breach thereof or otherwise from the relationship of the parties or its termination and if the dispute cannot be settled through direct discussions, the parties agree to endeavor first to settle the dispute in an amicable manner by mediation administered by the American Arbitration Association under its Commercial Mediation Rules before resorting to arbitration.

                  Thereafter, any unresolved controversy or claim arising from or relating to this Agreement or breach thereof shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

         7.0 MISCELLANEOUS.

                  7.1 Entire Agreement. This Agreement constitutes the entire agreement between the Corporation and the Executive with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Corporation with respect to such subject matter. This Agreement may not be modified in any way unless by written instrument signed by both the Corporation and the Executive.

                  7.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. The venue of any dispute arising under this Agreement shall be Seminole County, Florida.

                  7.3 Assignment. This Agreement is assignable by the Corporation with the written consent of the Executive; such consent shall not be unreasonably withheld. However, the Agreement is not assignable by the Executive.

                  7.4 Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail.

                  7.5 Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Corporation, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

                  7.6 Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area that would cure such invalidity.

                  7.7 Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

                  7.8 Damages. Nothing contained herein shall be construed to prevent the Corporation or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorneys' fees of the other.

                  7.9 Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  7.10 No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Corporation, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

                  7.11 Execution in Counterparts. This Agreement may be executed in several counterparts, by original or facsimile signature, each of which so executed shall be deemed to be an original and such counterparts together shall be deemed to be one and the same instrument, which shall be deemed to be executed as of the date first above written.

                  7.12 Further Assurances. The parties hereto shall sign such further documents and do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement and every party thereof.

                  7.13 Construction. This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.

         IN WITNESS WHEREOF, the undersigned have hereunto executed the Agreement on the date set forth above.

"EXECUTIVE"                              "CORPORATION"

JEFF GILL                                PN LABS, INC.

Signature: /s/ Jeff Gill                 Signature: /s/ Armand Dauplaise
          ----------------------------             -------------------------
                                         By:      Armand Dauplaise, Chairman



BIO-ONE CORPORATION:

Signature: /s/ Armand Dauplaise
          --------------------------------
By:      Armand Dauplaise, President & CEO

                       ASSIGNMENT AND ASSUMPTION OF LEASE


         THIS ASSIGNMENT AND ASSUMPTION OF LEASE is made and entered into this _____ day of September 2003, by and between PHYSICIANS NUTRACEUTICAL LABORATORIES, INC., a Florida corporation ("Assignor"), and PNLABS, INC., a Nevada corporation ("Assignee").

         For and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00) and the mutual covenants herein contained, the receipt and sufficiency of the foregoing consideration being hereinafter acknowledged by the parties hereto, Assignor hereby transfers, grants, conveys, and assigns to Assignee all of Assignor's right, title and interest in, to and under that certain lease (the "Lease") as more particularly described on Exhibit "A" attached hereto and incorporated herein by reference.

         Assignee, by its acceptance hereof, does hereby accept the assignment contained herein and assumes and agrees to perform any and all obligations and duties of Assignor, as tenant, under the Lease arising from and after the date hereof.

         Assignee hereby indemnifies and holds Assignor harmless from and against any claims, causes of action, damages, and expenses (including, without limitation, court costs and reasonable attorneys' fees) resulting from any act or omission of Assignee occurring after the date hereof with respect to any obligations of Assignor under the Lease.

         This Assignment shall inure to the benefit of, and be binding upon, the respective legal representatives, successors, and assigns of the parties hereto.

         This Assignment shall be governed by, and construed under, the laws of the State of Florida.

         IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption of Lease as of the date first above written.

ASSIGNOR:                     PHYSICIANS NUTRACEUTICAL LABORATORIES, INC.,
---------                     a Florida corporation

                              By: /s/ Jeff Gill
                                 -----------------------------------------------
                              Jeff Gill, President


ASSIGNEE:                     PNLABS, INC.,
---------                     a Nevada corporation

                              By: /s/ Armand Dauplaise
                                 -----------------------------------------------
                              Armand Dauplaise, Chairman

                        COVENANT NOT TO COMPETE AGREEMENT


         THIS COVENANT NOT TO COMPETE AGREEMENT ("Agreement"), made this 11th day of September 2003, by and between BIO-ONE CORPORATION, a corporation organized and existing under the laws of Nevada with offices at 1630 Winter Springs Boulevard, Winter Springs, Florida 32708, PNLABS, INC., a corporation organized and existing under the laws of Nevada and a wholly owned subsidiary of Bio-One Corporation (collectively the "Company") and PHYSICIANS NUTRACEUTICAL LABORATORIES, INC., a corporation organized and existing under the laws of Florida with offices at 321 Northlake Boulevard, Suite 110, North Palm Beach, Florida 33408 ("Covenanter").


                              W I T N E S S E T H:

         WHEREAS, the Company and Covenanter are parties to a certain Asset Purchase and Sale Agreement (the "Agreement") of even date herewith, whereby the Company has agreed to purchase certain of the assets of the Covenanter;

         WHEREAS, the Company and Covenanter are desirous of restricting the competition of Covenanter, as provided herein.

         NOW THEREFORE, in consideration of ten dollars ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, and in further consideration of the covenants and agreements contained herein, the parties hereto agree with each other, as follows:

         1. Covenant Not to Compete. Covenanter agrees and covenants that Covenanter shall not, without the prior written consent of the Company, directly or indirectly, anywhere within the territory in which the Covenanter conducts its business (the "Restricted Territory") for a period from the date hereof until two (2) years following the date hereof: (1) form, acquire, finance, assist, support, or become associated as an employee, agent, partner, shareholder, coventurer or otherwise, directly or indirectly, with, or engage in, a business which is similar to the Seller's Business (as defined in the Agreement) (any such business is hereinafter referred to as a "Competitive Business"); (2) for the purpose of conducting or engaging in any Competitive Business, call upon, solicit, advise or otherwise do, or attempt to do business with any suppliers, customers or accounts of the Company or take away or interfere or attempt to interfere with any customer, trade, business or patronage of the Company; or (3) interfere with or attempt to interfere with or hire any officers, employees, representatives or agents of the Company, or any of the Company's subsidiaries or affiliates, or induce or attempt to induce any of them to leave the employ of the Company or any of the Company's subsidiaries or affiliates, or violate the terms of their contract with any of them. Covenanter shall not use or disclose, after the date hereof, any proprietary information or know-how of the Company in any Competitive Business. In the event of a breach or a threatened breach by Covenanter or any of its affiliates of this Section 1, the Company shall be entitled to an injunction restraining such breach without posting bond, but nothing herein shall be construed to prohibit the Company from pursuing any remedy available to the Company for such breach or such threatened breach.

         2. Saving Clause. The Company and Covenanter intend that the covenants of Section 1 shall be deemed to be a series of separate covenants, one for each county of each and every state, country, province, municipality, territory or jurisdiction located in the Restricted Territory and one for each month of the period specified above. If, in any judicial proceeding, a court shall refuse to enforce any of such covenants, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings.

         3. Successors and Assigns; Gender. This Agreement shall inure to the benefit of the Company, its successors and assigns and may not be terminated, amended or modified, except by an instrument in writing executed by Covenanter and the Company. The masculine gender shall be deemed to include the feminine and neuter genders in this Agreement.

         4. Governing Law. The provisions of this Agreement shall be construed, and the performance thereof shall be enforced, in accordance with the laws of Florida. The parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction and venue of the courts of Palm Beach County, Florida and the federal courts of the United States of America located in such State and County in the event of any dispute hereunder.

         5. Designation of Agent. Covenanter represents, warrants and covenants that it is subject to service of process in Florida and that it will remain so subject so long as this Agreement is in effect. If for any reason Covenanter should not be so subject, Covenanter hereby designates and appoints, without power or revocation, the Secretary of the State of Florida as its agent upon whom may be served all process, pleadings, notices or other papers which may be served upon Covenanter as a result of any of its obligations under this Agreement.

         Covenanter further acknowledges that it will materially, directly or indirectly, receive financial benefit from the underlying transactions. Covenanter agrees that the execution of this Agreement and performance of its obligations hereunder shall be deemed to have a Palm Beach County, Florida situs, and Covenanter shall be subject to the personal jurisdiction of the courts of Florida with respect to any action the Company, its successors or assigns may commence hereunder. Accordingly, Covenanter hereby specifically and irrevocably (a) agrees that any suit, action or other legal proceedings arising out of this Agreement may be brought in the courts of record of Palm Beach, Florida or the courts of the United States located in such state; (b) consents to the jurisdiction of each such court in any such suit, action or proceeding; and (c) waives any objection which Covenanter may have to the laying of venue of any such suit, action or proceeding in any of such courts. For such time as any obligation under this Agreement or any liabilities remain outstanding, Covenanter's agent designated in Section 5 hereof shall accept and acknowledge service on Covenanter's behalf of any and all process in any such suit, action or proceeding brought in any such court. Covenanter agrees and consents that any such services of process upon such agent and written notice of such service to Covenanter by registered mail shall be valid personal service upon Covenanter and that any such service of process shall be of the same force and validity as if service were made upon Covenanter according to the laws governing the validity and requirements of such service in such state and waives all claims of error by reason of any such service.

         IN WITNESS WHEREOF, the parties have each executed and delivered this Agreement as of the day and year first above written.

ATTEST:                           PHYSICIANS NUTRACEUTICAL LABORATORIES, INC.

                                  /s/ Jeff Gill
--------------------------        ----------------------------------------------
                                  BY: JEFF GILL
                                  ITS: President & CEO


ATTEST:                           PNLABS, INC.

                                  /s/ Armand Dauplaise
--------------------------        ----------------------------------------------
                                  BY: ARMAND DAUPLAISE
                                  ITS: Chairman


ATTEST:                           BIO-ONE CORPORATION

                                  /s/ Armand Dauplaise
--------------------------        ----------------------------------------------
                                  BY: ARMAND DAUPLAISE
                                  ITS: President & CEO

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

                      WRITTEN CONSENT OF THE SOLE DIRECTOR
                                       OF
                                  PNLABS, INC.

         The undersigned, being all the members of the Board of Directors of PNLabs, Inc., a Nevada corporation (the "Corporation"), hereby adopt the following resolutions in lieu of a meeting:

         RESOLVED, that the execution and delivery, by the officers of the Corporation, of an Asset Purchase Agreement by and between the Corporation, BIO-ONE CORPORATION, its parent company and PHYSICIANS NUTRACEUTICAL LABORATORIES, INC., and such other documents, instruments and agreements as may be required thereby, and the taking of such actions as they may deem necessary or appropriate to complete the transactions contemplated thereby is hereby approved; and be it further

         RESOLVED, that the officers of the Corporation be, and each of them hereby is, without the others, authorized in the name and on behalf of the Corporation to execute and deliver such documents, instruments and agreements and to take other actions as may be necessary or desirable and proper to consummate the transactions contemplated by the foregoing resolution the necessity or desirability and property thereof being conclusively evidenced by the execution and delivery of such documents; instruments and agreements of the taking of such actions; and be it further

         This unanimous written consent may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together shall be deemed an original and all of which, when taken together, shall be deemed one and the document. This unanimous written consent may be executed by facsimile.

         IN WITNESS WHEREOF, the undersigned have set his hand as of the 11th day of September 2003.


                                                /s/ Armand Dauplaise
                                                --------------------------
                                                Armand Dauplaise, Chairman


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